Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Seaspan Corporation

We consent to the use of our reports dated March 25, 2019, with respect to the consolidated financial statements of Seaspan Corporation, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus forming part of the Registration Statement on Form F-4 filed by Seaspan Corporation.

Our report dated March 25, 2019 in connection with the consolidated financial statements of Seaspan Corporation refers to the prospective change in the Company’s method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

Chartered Professional Accountants

November 22, 2019

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.